Exhibit 10.6

The Hain Celestial Group, Inc.
Worldwide Headquarters
1111 Marcus Avenue ● Lake Success, NY 11042-1034 ● phone: +1 (516) 587-5000 ● fax: +1 (516) 587-0208 ● www.hain.com

December 30, 2018

Personal & Confidential

Mr. Chris Boever

Dear Chris:

We are pleased to offer employment to you as Chief Customer Officer of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”). Your employment will commence on or about January 7, 2019 (the “Start Date”), and you will report directly to Mark Schiller, President and Chief Executive Officer. Please note that your job responsibilities are subject to change as Hain Celestial’s business needs may require.

1.Your annual base salary will be $525,000 (less required withholdings and elected deductions), and will be paid in accordance with the Company’s payroll practices.

2.You will be eligible to earn an annual incentive award (the “Annual Incentive Award”) under the terms and conditions of an annual incentive plan to be adopted by the Compensation Committee of the Board of Directors. Your target Annual Incentive Award for fiscal year 2019 shall be equal to 85% of your annual base salary. The amount actually payable to you under the Annual Incentive Award will be determined by the Compensation Committee in its discretion under the terms of the annual incentive plan, and you must be actively employed by the Company at the time of payment. The Annual Incentive Award for fiscal year 2019 will be prorated based on your Start Date.

3.Subject to approval of the Compensation Committee, you will receive a 3-year upfront grant of performance-vesting units (PSUs”) for fiscal years 2019 - 2021 based on a $2.1 million target value at grant (the number of PSUs will be determined by dividing $2.1 million by the closing stock price on the business day prior to the Start Date). The PSUs will be subject to the terms and conditions set forth in the Performance Units Agreement, and will vest pursuant to the achievement of pre-established stock price goals at the end of the performance period (ending on November 6, 2021, unless as otherwise specified in the Performance Units Agreement) and your continued employment until the end of the performance period.
Beginning in fiscal year 2022, you will be eligible to participate in the Company’s long-term incentive program, subject to the terms and conditions of such program and at the level as determined by the Compensation Committee.

4.If Hain Celestial terminates your employment without cause, as determined by the Compensation Committee in good faith, you will be entitled to receive a severance payment of one (1) times your annual base salary in effect at the time of termination and one (1) times your target annual bonus for the year in which the termination date occurs, payable (less applicable withholdings) in 12 equal monthly installments following your termination of employment. Your entitlement to the severance payment will be subject to the execution of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company.

5.It is expected that the Compensation Committee will designate you to participate in the Company’s “Change in Control Agreement,” in accordance with and subject to the terms and conditions of such agreement. The Change in Control Agreement will generally provide a severance benefit equal to (2) times your annual base salary and annual target bonus if your employment is terminated under certain circumstances in connection with a Change in Control (as defined in the agreement). Please note however that the current form of the Company’s Change in Control Agreement is currently under review by the Compensation Committee and may be subject to amendment before being offered to you.

6.Our group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following completion of 30 days of employment. Additionally, on the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Hain Celestial 401(k) Retirement Plan.

7.You will be entitled to up to four (4) weeks of annual paid vacation and other personal leave in accordance with Company policy, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time.

8.This offer is contingent upon your completion of a pre-hire screening, which will require that you execute documents required by Han Celestial for a background investigation concerning your criminal, employment, education and credit history. You will also be required to enter into a Restrictive Covenant Agreement (which includes requirements relating to non-competition, non-solicitation and confidentiality) within thirty (30) days of the Start Date.

9.You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial as described in this letter. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that your employment with Hain Celestial violates any contractual obligations owed by you, or that you have otherwise committed a breach of any contractual or other duty to a previous employer, Hain Celestial may immediately terminate your employment, and such termination will be treated as a termination for cause. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims.

10.This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. Your employment with us is “at-will”, and is therefore terminable by either Hain Celestial or you without cause, notice or liability. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements.

11.This letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed.

12.This letter supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer. The terms of this letter shall be governed by New York law.

Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return one copy to me and keep one copy for your records.

Sincerely

Kristy Meringolo
Senior Vice President, General Counsel

Accepted:	/s/ Chris Boever
Chris Boever

Date:	January 3, 2019

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